UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 24, 2016

REXFORD INDUSTRIAL REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 966-1680

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 24, 2016, Rexford Industrial Realty, Inc. (the “Company”), through its operating partnership, Rexford Industrial Realty, L.P., entered into a forward-starting interest rate swap transaction with PNC Bank, National Association (the “Swap”). The Company entered into the Swap to mitigate the risk associated with the Company’s floating interest rate based on LIBOR on $125 million of the Company’s debt that is outstanding under its Credit Agreement, dated as of January 14, 2016, with PNC Bank, National Association , as administrative agent, U.S. Bank, National Association, as syndication agent, PNC Capital Markets LLC and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, and the other lenders named therein (the “Credit Agreement”). The Swap has an effective date of February 14, 2018 and a termination date of January 14, 2022. As of the effective date, the Company will be required to make certain monthly fixed rate payments calculated on a notional amount of $125 million while the counterparty will be obligated to make certain monthly floating rate payments based on LIBOR to the Company referencing the same notional amount. The Swap effectively fixes the annual interest rate payable on $125 million of the Company’s debt which may exist under the Credit Agreement to 1.349% plus an applicable margin under the terms of the Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

March 1, 2016	/s/ Adeel Khan
Adeel Khan Chief Financial Officer and Secretary